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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
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         14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             HILLS STORES COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                NOT APPLICABLE
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[NEWS RELEASE LETTERHEAD OF HILL & KNOWLTON]

For Immediate Release

                                        Contact:  William K. Friend
                                                  Hills Stores Company
                                                  617-821-1000  Ext.1189

                                                  Richard T. Rice
                                                  Hill and Knowlton
                                                  212-885-0367

         HILLS STORES COMPANY CONTINUES TO OPPOSE DICKSTEIN PARTNERS --
                       URGES SHAREHOLDERS TO SUPPORT BOARD

     Canton, Massachusetts, June 21, 1995 -- Hills Stores Company (NYSE:HDS) announced today that it continues to oppose Dickstein Partners' efforts to seize control of Hills' Board of Directors.

     Michael Bozic, President & Chief Executive Officer of Hills, commented:
"Dickstein Partners continues to ignore the most critical point of the proxy contest -- its highly conditional proposal to acquire Hills is inadequate and not in the best interests of Hills shareholders. The proposal to acquire Hills, by way of a merger in which Hills shareholders would receive cash and pay-in-kind "junk bonds," was inadequate when it was made on May 24th and remains inadequate today."

     Bozic said that it was important for Hills shareholders to consider the following when deciding how to vote:

     "Dickstein Partners is attempting to convince our shareholders that it has raised financing for its conditional and contingent acquisition proposal. Hills shareholders should know that Dickstein Partners' so-called "commitments" total no more than $20 million -- an insignificant sum which pales in comparison to the full $630 million Dickstein Partners' advisors say is needed to finance the takeover."

                                 - more -

     "Moreover, the so-called commitment letters that Dickstein Partners has received from potential equity investors contain so many conditions and contingencies that it would be impossible for Dickstein Partners ever to count on them to contribute cash to the acquisition proposal. We question whether Dickstein Partners has worked seriously to advance their proposal or is more interested in its election campaign."

     Bozic continued: "Dickstein Partners is still far short of raising the amount of equity which it originally said was required to finance the acquisition proposal. Originally, Dickstein Partners stated that it needed to raise $75 million in equity and that up to $37.5 million of that equity would be supplied with its own funds. To date, Dickstein Partners claims to have raised only $20 million. As a result, Dickstein Partners' required contribution is now $55 million. Hills shareholders should consider whether Dickstein Partners is willing or able to invest the required funds."


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     "Further, Dickstein Partners has also referred to so-called "highly confident" letters received from NatWest Markets and NatWest Bank, N.A. If Dickstein Partners' financing is "arranged," why doesn't it have firm commitments for the full $630 million required to finance the inadequate proposal, rather than merely 1980's style "highly confident" letters?"

     Hills has other concerns about the risks of Dickstein Partners' acquisition proposal. Bozic noted: "The front page of Dickstein Partners' own proxy statement says that, if its nominees acquire control of Hills' board, Dickstein Partners may further modify its acquisition proposal. In addition, Dickstein Partners acknowledges that it may conduct negotiations with existing Hills shareholders regarding their investment of equity capital. As a result, if Dickstein Partners wins control of Hills, it may "negotiate" with Hills shareholders to force them to accept not only less cash and more pay-in-kind "junk bonds" but also equity in a new, highly-leveraged Dickstein-controlled company. Hills shareholders deserve to know: what exactly are Dickstein Partners' plans?"

     Bozic concluded: "Dickstein Partners' actions pose a real threat to Hills shareholders, particularly if Dickstein Partners' nominees are elected but are unable to sell the company. Shareholders are urged, in their own best interest, to support the Hills nominees who are committed to continue to act in the best interest of ALL Hills shareholders."

     Shareholders who have questions may call D.F. King & Co., Inc. at 1-800-290-6425 or Hills at 1-800-964-4910, extension 1956.


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